Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Barbara Lindheim
(800) 987-8256	(212) 918-4650

PEREGRINE PHARMACEUTICALS REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2008

--Advances Reported in All Three Clinical Programs, Including Launch of Key Bavituximab Phase II Cancer Program--

TUSTIN, Calif., March 11, 2008 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a clinical stage biopharmaceutical company developing monoclonal antibodies for the treatment of cancer and hepatitis C virus (HCV) infection, today announced financial results for the third quarter of fiscal year (FY) 2008 ended January 31, 2008.  The company reported a consolidated net loss of $6,154,000, or $0.03 per basic and diluted share, compared to a consolidated net loss of $5,025,000 or $0.03 per basic and diluted share for the same prior year period.  The increased net loss primarily reflects increased investments in research and development as the company advanced its clinical programs for bavituximab and Cotara®.

Total revenues for the current quarter increased to $1,675,000 compared to $363,000 for the comparable quarter last year, and were primarily generated from services provided by Avid Bioservices, the company's wholly owned contract manufacturing subsidiary.

Total costs and expenses increased to $8,077,000 in the third quarter of FY 2008 from $5,643,000 in the same prior year quarter.  The increase was primarily related to the increase in the cost of contract manufacturing of $1,066,000 during the quarter resulting from higher reported revenues from external customers, in addition to the increase in research and development expenses of $1,034,000 associated with the advancement of the company's clinical and preclinical product candidates.  Research and development expenses were $4,941,000 in the third quarter of FY 2008, compared to $3,907,000 in the third quarter of FY 2007.  At January 31, 2008, the company had $20,063,000 in cash and cash equivalents compared to $16,044,000 at fiscal year end April 30, 2007.

“The past quarter was highlighted by a major milestone in our oncology program, as we dosed the first patients in a Phase II trial evaluating bavituximab in combination with chemotherapy in patients with breast cancer,” said Steven W. King, president and CEO of Peregrine.  “We also received regulatory approval to initiate two additional bavituximab Phase II cancer trials—a second breast cancer study and a trial in patients with non-small cell lung cancer, a leading cause of cancer deaths worldwide.  Planning for these trials is well underway and we anticipate initiating both studies next month.  We also made progress in our Cotara clinical program in patients with glioblastoma multiforme (GBM), today announcing promising data from the ongoing dosimetry and Phase II trials showing that several patients are already surviving longer than the expected six-month median survival time for this patient population, with the longest surviving patient now at 15 months post-treatment.   Patients who are continuing in the trials are being monitored for safety and overall survival, and we look forward to providing further updates on these trials going forward.  We have also recently expanded the number of clinical sites in the Phase Il study to eight and also added a distinguished brain cancer center and experienced Cotara clinical study site—the Barrow Neurological Institute—to our dosimetry study in the U.S.”

Mr. King added, “Our initiative to raise awareness for the bavituximab and Cotara programs in the scientific and medical communities scored gains, including an oral presentation covering the clinical experience to date in the bavituximab Phase I cancer program at Angio 2008, an oral presentation of clinical data from our Phase I bavituximab trial in hepatitis C patients at the prestigious 2007 Liver Meeting®, a recent publication in Clinical Cancer Research highlighting bavituximab’s ability to target tumor blood vessels with excellent specificity, and the acceptance last week of an abstract discussing patient data from the Cotara dosimetry trial for presentation at the 2008 ASCO Annual Meeting.  We anticipate additional high profile scientific publications and presentations in the coming months while we continue making good progress in advancing our trio of Phase II bavituximab cancer trials, the two ongoing Cotara clinical trials and the trial of bavituximab in HCV patients co-infected with HIV.  We look forward to a steady flow of news from these multiple activities in the coming months.”

Recent Highlights

Bavituximab Anti-Cancer Program: The company launched the Phase II cancer clinical program for bavituximab during the quarter and achieved a number of other clinical and preclinical advancements.

▪	Initiated patient dosing in a Phase II combination therapy trial of bavituximab and docetaxel in patients with advanced breast cancer within 14 days of study initiation.

▪
Received regulatory approval to begin two additional Phase II bavituximab combination therapy trials—one in combination with carboplatin and paclitaxel in patients with advanced breast cancer and another in combination with carboplatin plus paclitaxel in patients with non-small cell lung cancer (NSCLC).  Both trials are preparing to begin enrolling patients shortly.

▪
A bavituximab cancer investigator presented data at a leading scientific meeting on anti-angiogenic agents--the 10th Annual International Symposium on Anti-Angiogenic Agents (Angio 2008)--highlighting the positive clinical experience to date with bavituximab.

▪
A preclinical study published in Clinical Cancer Research confirmed bavituximab’s ability to target tumor blood vessels with excellent specificity.  The high degree of selective targeting seen in the study provides additional evidence of bavituximab’s therapeutic potential.

Bavituximab Anti-Viral Program:  During the third quarter, the company continued to advance its bavituximab HCV program and presented positive data at a key liver disease meeting.

▪	Added The Johns Hopkins Hospital and a private clinic in Orange County, California as additional clinical study sites for the HCV/HIV co-infection study.

▪
Presented final results from the Phase I multiple dose HCV trial at the prestigious Annual Meeting of the American Association for the Study of Liver Disease that showed bavituximab was well tolerated and demonstrated encouraging signs of anti-viral activity.

Cotara® Glioblastoma Program:  Peregrine continued to advance the Cotara brain cancer program.

▪
Added additional study sites and continued patient dosing and follow-up in the Cotara Phase II study in patients with glioblastoma multiforme, the most deadly form of brain cancer.  Eight sites are now open for patient enrollment.

▪
Added an additional site, the Barrow Neurological Institute (BNI) in Phoenix, Arizona, to the ongoing Cotara dosimetry and dose confirmation clinical study.  BNI also participated in a previous Cotara Phase II clinical trial.

▪
Announced positive results from the first cohort of patients treated in the Cotara dosimetry trial and from the initial patients treated in the Cotara Phase II trial.  Cotara appeared safe and well tolerated with no dose-limiting adverse events, with continuing patients being monitored for overall survival.  Several patients in these studies have lived longer than the six-month expected median survival time for this patient population.

Other Preclinical Programs:

▪
Preclinical data presented at the 5th Annual International Anti-Angiogenesis Conference confirmed that Peregrine’s fully human, selective anti-VEGF antibody R84 was as effective as Avastin® in inhibiting tumor growth in a model of human breast cancer.  Selective anti-VEGF agents may have potential advantages over non-selective approaches.

Avid Bioservices:

▪	Wholly owned manufacturing subsidiary Avid Bioservices signed an agreement with ARIUS Research to produce clinical supplies of their lead cancer stem cell anti-CD44 antibody.

▪	Avid continued to demonstrate strong revenue performance during the third quarter of fiscal year 2008.

Conference Call
The company will host a conference call today, March 11, 2008 at 11:30 a.m. EDT/8:30 a.m. PDT to discuss its third quarter FY 2008 financial results.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.peregrineinc.com.  The webcast will be archived on Peregrine's website for approximately 30 days.

To listen to the conference call via telephone, please call the following number approximately 10 minutes prior to the scheduled start time and request to join the Peregrine Pharmaceuticals call: 1 (800) 860-2442.  A telephonic replay of the conference call will be available starting approximately one hour after the conclusion of the call through March 18, 2008 by calling (877) 344-7529, passcode 382933#.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and hepatitis C virus (HCV) infection. The company is pursuing three separate clinical programs in cancer and HCV infection with its lead product candidates bavituximab and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to the risk that the company may experience delays in clinical trial patient enrollment, the risk that future clinical trial results may not correlate with the results of prior clinical trials and preclinical studies, the risk that Avid’s revenue growth may slow or decline, the risk that future protocol submissions may not be approved, the risk that the company may not be able to monetize any of its assets, the risk that the company will not regain compliance with the Nasdaq Stock Market minimum bid price requirement by July 21, 2008, and the risk that the company will not have additional high profile scientific publications and presentations. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2007 and the quarterly report on Form 10-Q for the third  fiscal quarter ended January 31, 2008. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

-financial tables to follow-

PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	JANUARY 31, 2008	APRIL 30, 2007
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$20,063,000	$16,044,000
Trade and other receivables	1,316,000	750,000
Inventories, net	2,394,000	1,916,000
Prepaid expenses and other current assets	1,140,000	1,188,000

Total current assets	24,913,000	19,898,000

PROPERTY:
Leasehold improvements	669,000	646,000
Laboratory equipment	3,756,000	3,533,000
Furniture, fixtures and office equipment	913,000	873,000

	5,338,000	5,052,000
Less accumulated depreciation and amortization	(3,537,000)	(3,212,000)

Property, net	1,801,000	1,840,000

Other assets	1,527,000	1,259,000

TOTAL ASSETS	$28,241,000	$22,997,000

--continued--

PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	JANUARY 31, 2008	APRIL 30, 2007
	Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,387,000	$1,683,000
Accrued clinical trial site fees	244,000	228,000
Accrued legal and accounting fees	390,000	392,000
Accrued royalties and license fees	124,000	337,000
Accrued payroll and related costs	858,000	874,000
Notes payable, current portion	-	379,000
Capital lease obligation, current portion	17,000	17,000
Deferred revenue	1,434,000	1,060,000
Other current liabilities	1,239,000	885,000

Total current liabilities	6,693,000	5,855,000

Notes payable, less current portion	-	119,000
Capital lease obligation, less current portion	17,000	30,000
Deferred license revenue	-	4,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock-$.001 par value; authorized 325,000,000 shares; outstanding – 226,210,617 and 196,112,201, respectively	226,000	196,000
Additional paid-in capital	245,982,000	224,453,000
Accumulated deficit	(224,677,000)	(207,660,000)

Total stockholders' equity	21,531,000	16,989,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,241,000	$22,997,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	January 31, 2008	January 31, 2007	January 31, 2008	January 31, 2007
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$1,662,000	$347,000	$5,146,000	$1,381,000
License revenue	13,000	16,000	46,000	87,000
Total revenues	1,675,000	363,000	5,192,000	1,468,000

COSTS AND EXPENSES:
Cost of contract manufacturing	1,289,000	223,000	3,872,000	1,247,000
Research and development	4,941,000	3,907,000	13,665,000	11,868,000
Selling, general and administrative	1,847,000	1,513,000	5,498,000	4,824,000

Total costs and expenses	8,077,000	5,643,000	23,035,000	17,939,000

LOSS FROM OPERATIONS	(6,402,000)	(5,280,000)	(17,843,000)	(16,471,000)

OTHER INCOME (EXPENSE):
Interest and other income	259,000	267,000	851,000	955,000
Interest and other expense	(11,000)	(12,000)	(25,000)	(36,000)

NET LOSS	$(6,154,000)	$(5,025,000)	$(17,017,000)	$(15,552,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	226,210,617	195,299,586	219,497,601	191,067,145

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.03)	$(0.03)	$(0.08)	$(0.08)

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